Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “NORTH CAPITAL FUNDS TRUST”, FILED IN THIS OFFICE ON THE TENTH DAY OF DECEMBER, A.D. 2018, AT 10:27 O'CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

7186161 8100	Authentication: 204060388
SR# 20188046525	Date: 12-10-18

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:27 AM 12/10/2018
FILED 10:27 AM 12/10/2018
SR 20188046525 - File Number 7186161

CERTIFICATE OF TRUST

OF

NORTH CAPITAL FUNDS TRUST

This Certificate of Trust of North Capital Funds Trust, a statutory trust (the “Trust”), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”), sets forth the following:

FIRST: The name of the statutory trust formed hereby is North Capital Funds Trust.

SECOND: The address of the registered office of the Trust in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Trust's registered agent at such address is The Corporation Trust Company.

THIRD: The Trust formed hereby is, or will become within 180 days following the first issuance of beneficial interests, an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-l et seq).

FOURTH: Notice is hereby given that the Trust shall consist of one or more series. Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

FIFTH: This Certificate of Trust shall be effective upon the date and time of this filing.

In witness whereof, the undersigned, being the sole trustee of North Capital Funds Trust, has duly executed this Certificate of Trust as of the 6th day of December, 2018.

/S/ James P. Dowd
James P. Dowd, Sole Initial Trustee